EXHIBIT 2                  STOCK PURCHASE AGREEMENT

         Stock Purchase Agreement made effective as of January 1, 1999 between Officeland Inc., an Ontario corporation with principal offices located at 312 Dolomite Drive, Downsview, Ontario, Canada M3J 2N2 (the "Buyer"), and John O'Connor, an individual residing at 141 Fair Oak Drive, Fairfield, Connecticut 06430 (the "Seller"). The Buyer and Seller are referred to herein collectively as the "Parties," and individually as a "Party."

         WHEREAS the Seller owns all of the outstanding capital stock of Eastern Equipment Brokers, Inc. (the "Subject Shares"), a Connecticut corporation with principal offices located at 10 Island Brook Avenue, Bridgeport, Connecticut, 06606 (the "Company");




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         WHEREAS the Seller, as sole shareholder of the Company, for the purpose of inducing Buyer to enter into this Agreement, agrees to make certain representations and covenants concerning the Company and the Subject Shares;

         WHEREAS this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, the Subject Shares for the purchase consideration consisting of cash and Buyer's common shares;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1        Definitions.

         1.1 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         1.2      "Buyer" has the meaning set forth in the preface above.

         1.3      "Closing" has the meaning set forth in Section 2.5 below.

         1.4      "Closing Date" has the meaning set forth in Section 2.5 below.

         1.5      "Code" means the Internal Revenue Code of 1986, as amended.

         1.6      "Company" has the meaning set forth in the preface above.

         1.7 "Confidential Information" means any information concerning the businesses and affairs of the Company or the Buyer that is not already generally available to the public.

         1.8 "Disclosure Schedule" has the meaning set forth in Section 4 below.

         1.9 "Earn-Out Period" has the meaning set forth in Section 2.3 below.

         1.10 "Earn-Out Shares" has the meaning set forth in Section 2.3 below.

         1.11     "EBITDA" has the meaning set forth in Section 2.3 below.

         1.12 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         1.13     "Financial Statements" has the meaning set forth in Section
4.6 below.

         1.14 "GAAP" means United States generally accepted accounting principles as in effect from time to time.


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         1.15     "Indemnified Party" has the meaning set forth in Section 8.2 below.

         1.16 "Indemnifying Party" has the meaning set forth in Section 8.2 below.

         1.17 "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

         1.18 "Knowledge" means actual knowledge after reasonable investigation.

         1.19 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.20     "Most Recent Fiscal Year End" has the meaning set forth in
Section 4.6 below.

         1.21     "Most Recent Fiscal Period End" has the meaning set forth in
Section 4.6 below

         1.22 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.23     "Party" has the meaning set forth in the preface above.

         1.24 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.25     "Purchase Consideration" has the meaning set forth in Section
2.2 below.

         1.26 "Purchase Shares" has the meaning set forth in Section 2.2 below.

         1.27     "Securities Act" means the Securities Act of 1933, as amended.

         1.28 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings], (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.29     "Seller" has the meaning set forth in the preface above.

         1.30 "Subject Shares" means all of the outstanding capital stock of the Company.


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         1.31 "Subscription and Registration Rights Agreement" or "Subscription
Agreement" has the meaning set forth in Section 2.2 below and means the subscription and registration rights agreement & stockholder's certificate annexed hereto as Exhibit A to be entered into between the Seller and Buyer.

         1.32 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.33 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.34 "Third Party Claim" has the meaning set forth in Section 8.2 below.

2        Purchase and Sale of the Subject Shares.

         2.1 Basic Transaction. Section 4.2 of the Disclosure Schedule sets forth the number of Subject Shares owned by the Seller. At the Closing, on and subject to the terms and conditions of this Agreement, the Seller will transfer, convey and deliver to the Buyer all of his right, title and interest in and to all of the Subject Shares for the consideration specified in this Section 2.

         2.2 Purchase Consideration. As consideration for the Subject Shares, the Buyer shall deliver to the Seller the Purchase Consideration, which shall consist of (i) U.S.$1,400,000 in cash (the "Cash Payment") and (ii) 675,000 shares of Buyer's common shares (the "Purchase Shares"), the issuance of such shares to be effected according to the terms of a separate Subscription and Registration Rights Agreement (the "Subscription Agreement") between the Seller and the Buyer. The Purchase Consideration shall be paid as provided below in this Section 2.2. At the Closing, and subject to the terms set forth in the Subscription Agreement, the Buyer shall deliver the Cash Payment. Subject to the terms set forth in the Subscription Agreement, the Buyer shall deliver the Purchase Shares to the Seller on January 1, 2001.

                  2.2.1 Section 338 Election. In the event the Buyer makes an election under Code Section 338 as set forth in Section 8.1 of this Agreement, the Buyer agrees to pay interest ("Interest") on the portion of the Tax payment accelerated and paid by the Seller as a direct result of such election by the Buyer. The rate of Interest shall equal the prime rate, as set forth in The Wall Street Journal or similar publication, plus 2%. The Interest shall be payable on a quarterly basis commencing after such accelerated Tax payment is paid by the Seller and shall cover the period from the date the accelerated Tax payment is paid to the date the accelerated Tax payment would have been due if no election under Section 338 was made. Section 2.2.1 of the Disclosure Schedule sets forth the estimated accelerated Tax payment and the corresponding estimated Interest payable by the Buyer under this Agreement.

                  2.2.2 Tax on Purchase Price Allocation. The Buyer shall pay to Seller at the Closing an amount set forth in Schedule 2.2.2 attached hereto for certain Tax incurred by the Seller as a result of certain Purchase Price allocations made by the Buyer.


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         2.3 Additional Consideration. Subject to the terms of the Subscription
Agreement, as additional consideration, Buyer shall pay to Seller up to a maximum of 350,000 common shares (the "Earn-Out Shares") of the Buyer, to which the Seller may be become entitled, based upon the Company's audited earnings before income taxes, depreciation and amortization, excluding inter-company administration and management charges ("EBITDA") for the three year period commencing December 1, 1998 (the "Earn-Out Period"). Earn-Out Shares earned in the years commencing December 1, 1998 and 1999 will be paid to Seller on March 15, 2001 and Earn-Out Shares earned in the year commencing December 1, 2000, will be paid to Seller on March 15, 2002. The number of Earn-Out Shares to be paid to Seller, if any, will be based upon the following:

         (i) For each U.S.$5.00 of Company EBITDA for the fiscal year commencing December 1,1998 ("1998 EBITDA") in excess of U.S.$700,000, Seller will receive one Earn-Out Share;

         (ii) For each U.S.$5.00 of Company EBITDA for the fiscal year commencing December 1, 1999 ("1999 EBITDA") in excess of U.S.$800,000 or 1998 EBITDA, whichever is greater, Seller will receive one Earn-Out Share;

         (iii) For each U.S.$5.00 of Company EBITDA for the fiscal year commencing December 1, 2000 in excess of U.S. $900,000, 1998 EBITDA or 1999 EBITDA, whichever is greater, Seller will receive one Earn-Out Share;

         (iv) In the event that during the Earn-Out Period, the Company, with the consent of the Buyer, acquires or merges with another business (the "Target"), the Company's EBITDA may be adjusted for the purposes of determining the amount of Earn-Out Shares earned by the Seller. Accordingly:

                  (x) if Target's EBITDA for the fiscal year immediately preceding the merger or acquisition ("Target's Initial EBITDA") is exceeded in Target's fiscal year subsequent to the acquisition or merger (the "Target's First Excess EBITDA"), then Target's First Excess EBITDA will be credited to Company's EBITDA for the year in which it is earned;

                  (y) if Target's Initial EBITDA plus Target's First Excess EBITDA is exceeded in Target's second fiscal year subsequent to the acquisition or merger (the "Target's Second Excess EBITDA"), then Target's Second Excess EBITDA will be credited to Company's EBITDA for the year in which it is earned; and

                  (z) if Target's Initial EBITDA plus Target's First Excess EBITDA plus Target's Second Excess EBITDA is exceeded in Target's third fiscal year subsequent to the acquisition or merger (the "Target's Third Excess EBITDA") the Target's Third Excess EBITDA will be credited to
                             Company's EBITDA for the year in which it is earned.

                  For the purpose of calculating the additional Earn-Out Shares the Seller may be entitled to in connection with any Target Acquisition, all calculations under this Section 2.3(iv) shall reflect Target's fiscal year as commencing December 1st during the Earn-Out Period.

         (v) For the sole purpose of clarity and illustration, Schedule 2.3 attached hereto set forth, based upon certain assumptions, the applications under this Section 2.3.


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         2.4 Acceleration of Delivery of Shares. Notwithstanding the dates set forth above for the delivery of the Purchase Shares and the Earn-Out Shares:

         (i) In the event Marvyn Budd ceases to be Chief Executive Officer of the Buyer prior to January 1, 2001 (a "Budd Event"), then, at Seller's option, Seller will receive 33 1/3% of the Purchase Shares on January 1st of the succeeding calendar year in which the Budd Event occurred, and 33 1/3% of the Purchase Shares on January 1st of each calendar year thereafter or until January 1, 2001, when all Purchase Shares will be received by Seller;

         (ii) If prior to the end of Earn-Out Period, Buyer were to be acquired or merged (the "Acquisition") with another entity in which Acquisition Buyer would not be the surviving entity, then Seller, upon the closing of the Acquisition (the "Acquisition Closing"), will receive all Purchase Shares not theretofore delivered and a number of Earn-Out Shares, subject to the limitations set forth in Section 2.3 above, determined by multiplying (i) the number of Earn-Out Shares theretofore earned prior to the Acquisition Closing, by (ii) the average of the bid and asked closing prices of Buyer's Common Shares, as reported on the Nasdaq SmallCap Market, or any other exchange or reporting system on which the Buyer's Common Shares may be quoted (the "Nasdaq Price"), for the thirty (30) trading days prior to the Acquisition Closing, and subtracting the result from U.S.$1,750,000 (the "Balance") and dividing the Balance by the Nasdaq Price for the fifteen (15) trading days prior to the Acquisition Closing;

         (iii) Subject to the terms and conditions of Seller's Employment Agreement attached hereto as Exhibit C, in the event Seller is terminated without cause from his employment with Buyer during the Earn-Out Period, then Seller will be entitled to receive upon termination all Purchase Shares not theretofore delivered and the remainder of the 350,000 Earn-Out Shares not previously earned by Seller.

         (iv) For the sole purpose of clarity and illustration, Schedule 2.4 attached hereto sets forth, based upon certain assumptions, the applications under this Section 2.4.

         2.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moskowitz Altman & Hughes LLP in New York, New York, on March 31, 1999, or upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, commencing at 10:00 A.M. local time (the "Closing Date").

                  2.5.1 Termination Fee. In the event the Closing does not occur prior to 15 business days from the Closing Date as a result of the failure of the Buyer to satisfy a term or condition under this Agreement, the Buyer shall pay to Seller a termination fee in the amount of $12,500 within 30 days of the date of such termination of this Agreement. Immediately after such payment by the Buyer of the termination fee, this Agreement shall become null and void and the Parties shall have no further rights and or liabilities under this Agreement.

         2.6 Closing Documents. As of the date hereof, (i) the Seller has delivered to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer has delivered to the Seller the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Seller has delivered to the Buyer stock certificates representing all of the Subject Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer has delivered to the Seller the Purchase


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Consideration in accordance with the payment terms set forth in Section 2.2 above.

3        Representations and Warranties Concerning the Transaction.

         3.1 Representations and Warranties of the Seller. Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1).

                  3.1.1 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.1.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

                  3.1.3 Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  3.1.4 Investment. Subject to the Subscription Agreement, the Seller (i) understands that the Purchase Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Purchase Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Shares.

                  3.1.5 Subject Shares. The Seller holds of record and owns beneficially the number of Subject Shares set forth in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.



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         3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                  3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  3.2.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  3.2.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  3.2.5 Investment. The Buyer is not acquiring the Subject Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  3.2.6 Subject to the terms and conditions contained in this Agreement, the Buyer agrees to pay all costs of collection, including reasonable attorneys' fees, incurred by the Seller as a result of any failure by the Buyer to deliver the Purchase Consideration and Earn-Out Shares, if any, pursuant to
Section 2.2 and 2.3 set forth above.

                  3.2.7 Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the transactions contemplated by this Agreement by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the contemplated transactions pursuant to:

                             3.2.7.1  any provision of Buyer's charter documents
or other organizational documents;

                             3.2.7.2  any resolution adopted by the board of
directors or the shareholders of Buyer;

                             3.2.7.3  any legal requirement, judgment or order
to which the Buyer may be bound.

                  3.2.8 The Buyer is not and will not be required to obtain any consent from


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any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions under this Agreement.

4        Representations and Warranties Concerning the Company. The Seller
represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the date of this Agreement), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail to the best of the Seller's knowledge. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except with respect to all foreign jurisdictions, to the best of the Seller's knowledge the Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it in such foreign jurisdictions. Section 4.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

         4.2 Capitalization. The entire authorized capital stock of the Company consists of 5,000 shares of common stock, no par value, of which 100 are issued and outstanding. All of the issued and outstanding shares of the Company's common stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction


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

of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of any of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except with respect to foreign jurisdictions, to the best of the Seller's knowledge, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement in such foreign jurisdiction.

         4.4 Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown in the Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

         4.6 Financial Statements. Attached hereto as Exhibit B are (i) the unaudited balance sheet and statements of income, changes in stockholders' equity, and cash flow (collectively the "Financial Statements") as of and for the fiscal year ended December 31, 1995 and (ii) the audited Financial Statements for the fiscal year ended, December 31, 1996, and December 31, 1997 (the "Most Recent Fiscal Year End") for the Company and the unaudited Financial Statements for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Period End") for the Company. The Financial Statements (including the notes that may be required by GAAP) have been prepared in accordance with GAAP (except the Financial Statements for the Most Recent Fiscal Period do not contain notes thereto) applied on a consistent basis throughout the period covered thereby, present fairly the financial condition and the results of operations of the Company as of such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete), subject, in the case of the Financial Statements for the Most Recent Fiscal Period, to normal recurring year-end adjustments consistent with the Company's past practices.

         4.7 Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 4.7 of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                  4.7.1 the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business except as to the Accumulated Adjustments Account distributions the Company will make to Seller prior to Closing in the amounts set forth in Section 4.7.1 of the Disclosure Schedule;

                  4.7.2 the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  4.7.3 no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business to which the Company is a party or by which it is bound;

                  4.7.4 the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  4.7.5 the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                  4.7.6 the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  4.7.7 the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  4.7.8 the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  4.7.9 the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business except that the Company will forgive certain loans by the Company prior to Closing in the amount as set forth in Section 4.7.9 of the Disclosure Schedule;

                  4.7.10 the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  4.7.11 there has been no change made or authorized in the charter or Bylaws of the Company;

                  4.7.12 the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  4.7.13 the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  4.7.14 the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business.;

                  4.7.15 the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.7.16 the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement;

                  4.7.17 the Company has not granted any increase in the base compensation of the Seller or any of its directors, officers, and employees outside the Ordinary Course of Business except as set forth in Section 4.7.17 of the Disclosure Schedule;

                  4.7.18 the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                  4.7.19 the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.7.20 the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

                  4.7.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company.

         4.8 Undisclosed Liabilities. The Company does not have any Liability (and there is no present basis for any present and future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability and to the best of Seller's knowledge, there is no basis for future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         4.9 Legal Compliance. To the best of the Seller's knowledge, each of the Company, and its predecessors and affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         4.10 Tax Matters.

                  4.10.1 The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.10.2 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  4.10.3 Neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4.10 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after October 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since October 31, 1993.

                  4.10.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.10.5 The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group (within the meaning of Code Section 1504(a) or similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
(ii) does not have any Liability for the Taxes of any Person (other than the Company ) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  4.10.6 Section 4.10 of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

                  4.10.7 The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  4.10.8 The Company, and any predecessor of the Company, has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the Closing Date.

                  4.10.9 The Tax Disclosure Schedule identifies each Company Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B).

Each Subsidiary so identified has been a qualified subchapter S subsidiary at all time since the date shown on such schedule up to and including the Closing Date.

                  4.10.10 The Company will not be liable for any Tax under Code
Section 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the
Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         4.11 Intellectual Property.

                  4.11.1 The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property, free and clear of any Security Interest or other restriction, necessary or desirable for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  4.11.2 The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                  4.11.3 Section 4.11 of the Disclosure Schedule (i) lists all of the trademarks, unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names used in the Company's business, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property; and (iii) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission.

         4.12 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets required for the conduct of its business as presently conducted. Each such tangible asset, except for used equipment held for resale, is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.13 Inventory. The inventory of the Company consists of used equipment, raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 4.13 of the Disclosure Schedule lists and describes the condition of the inventory of the Company as of the Most Recent Fiscal Period End. At Closing, there is no change in the inventory of the Company set forth in Section 4.13 of the Disclosure Schedule other than changes in the Ordinary Course of Business.

         4.14 Contracts. Section 4.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                  4.14.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  4.14.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $25,000;

                  4.14.3 any agreement concerning a partnership or joint venture;

                  4.14.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  4.14.5 any agreement concerning confidentiality or noncompetition;

                  4.14.6 any agreement with any of the Seller or its affiliates (other than the Company);

                  4.14.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  4.14.8 any collective bargaining agreement;

                  4.14.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  4.14.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  4.14.11 any agreement under which the consequences of a default or termination could reasonably likely have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

                  4.14.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.14 of the Disclosure Schedule. With respect to each such agreement: (i) to the best of the Seller's knowledge, the agreement is legal, valid, binding, enforceable, and in full force and effect;
(ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) to the best of the Seller's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

         4.15 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.17 Insurance. Section 4.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

                  4.17.1   the name, address, and telephone number of the agent;

                  4.17.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  4.17.3   the policy number and the period of coverage;

                  4.17.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  4.17.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

To the best of the Seller's knowledge, with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. The Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

Section 4.17 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

         4.18 Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 4.18 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         4.19 Product Warranty. To the best of the Seller's knowledge, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.19 of the Disclosure Schedule sets forth the standard terms and conditions of sale or lease of the Company (containing applicable guaranty, warranty, and indemnity provisions).

         4.20 Product Liability. To the best of the Seller's knowledge, the Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         4.21 Employees. To the best of Seller's knowledge, and the directors and officers (and employees with responsibility for employment matters) of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         4.22 Employee Benefits.

                  4.22.1 Definitions. For the purpose of this Section 4.22, the following terms shall have the meanings set forth below:

                           i. "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi employer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

                           ii. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

                           iii. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

                           iv. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                           v. "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

                           vi. "Multi employer Plan" has the meaning set forth in ERISA Section 3(37).

                           vii. "PBGC" means the Pension Benefit Guaranty Corporation.

                  4.22.2 Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                           4.22.2.1 Each such Employee Benefit Plan (and each
related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                           4.22.2.2 All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           4.22.2.3 Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code
Section 401(a).

                           4.22.2.4 As of the last day of the most recent prior
plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi employer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                           4.22.2.5 The Seller has delivered to the Buyer
correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  4.22.3 With respect to each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes, or has been required to contribute during the prior six years:

                           4.22.3.1 No action, suit, proceeding, hearing, or
investigation with
respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

                           4.22.3.2 The Company has not incurred any liability
to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         4.23 Guaranties. The Company is not a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.24  Environmental, Health, and Safety Matters.

                  4.24.1 Each of the Company and its predecessors and affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  4.24.2 Without limiting the generality of the foregoing, each of the Company and its predecessors and affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. Section 4.24 of the Disclosure Schedule lists all such permits, licenses and other authorizations.

                  4.24.3 Neither the Company, its predecessors or affiliates, nor the Seller has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         4.25 Certain Business Relationships with the Company. Except as set forth in Section 4.25 of the Disclosure Schedule, the Seller has not been involved in any business arrangement or relationship with the Company within the past 12 months.

         4.26 Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5 Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         5.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

         5.3 Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

         5.4 Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller requests or is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         5.5 Covenant Not to Compete. In consideration of $30,000, an amount which is included in the Purchase Consideration, for a period of five (5) years from and after the Closing Date, or two (2) years following the termination of Seller's employment with the Company, whichever period is shorter, the Seller will not engage directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that in the event the Seller owns any common shares of the Buyer or less than 1% of the outstanding stock of any publicly-traded corporation, the Seller shall not be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         5.6 Purchase Shares and Earn-Out Shares. Subject to the Subscription Agreement, the certificate or certificates representing the Purchase Shares and Earn-Out Shares, if any, shall be imprinted with a legend substantially in the following form:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS
         (i) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT WITH RESPECT TO THE SECURITIES OR (ii) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR RULE 144A OF THE ACT."

The Seller may not transfer his Purchase Shares and Earn-Out Shares, if any, until they have first furnished the Buyer with (i) a written opinion satisfactory to the Buyer in form and substance from counsel satisfactory to the Buyer by reason of experience to the effect that the Seller may transfer his Purchase Shares as desired without registration under the Securities Act and
(ii) a written undertaking executed by the desired transferee satisfactory to the Buyer in form and substance agreeing to be bound by the transfer contained herein. Transfer of the Purchase Shares by the Seller is further restricted as provided below.

         5.7 Lock-up of Buyer's Common Shares. In the event the directors, principal shareholders and principal officers of the Buyer, for the purpose of furthering the business and capital needs of the Buyer, unanimously agree to a binding "lock-up" of Buyer's common shares owned by them, the Seller shall accede to and comply with such "lock-up" with respect to Buyer's common shares (including the Purchase Shares) owned by the Seller.

6        Conditions to Obligation to Close.

         6.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  6.1.1 the representations and warranties set forth in Section
3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  6.1.2 the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

                  6.1.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Subject Shares and to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  6.1.4 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section
6.1.1 through 6.1.3 is satisfied in all respects;

                  6.1.5 the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 3.1.2, Section 3.2.3, and Section 4.3 above;

                  6.1.6 the Seller shall have delivered or caused to be delivered to the Buyer stock certificates representing the Subject Shares, endorsed in blank or accompanied by duly executed assignment documents;

                  6.1.7 the Seller shall have entered into the Subscription and Registration Rights Agreement & Stockholder's Certificate with the Buyer substantially in the form set forth in Exhibit A attached hereto and the same shall be in full force and effect;

                  6.1.8 Seller shall have entered into an Employment Agreement with the Buyer substantially in the form set forth in Exhibit C attached hereto and the same shall be in full force and effect;

                  6.1.9 the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  6.1.10 the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing prior to the Closing;

                  6.1.11 the Buyer shall have received all corporate books and records of the Company; and

                  6.1.12 all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

         6.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                  6.2.1 the representations and warranties set forth in Section
3.2 above shall be true and correct in all material respects at and as of the Closing Date;

                  6.2.2 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  6.2.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  6.2.4 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section
6.2.1 through 6.2.3 is satisfied in all respects;

                  6.2.5 Each Selling Shareholder shall have entered into the Subscription and Registration Rights Agreement and Stockholder's Certificate with the Buyer substantially in the form set forth in Exhibit A attached hereto and the same shall be in full force and effect;

                  6.2.6 Seller shall have entered into an Employment Agreement with the Buyer substantially in the form set forth in Exhibit C attached hereto and the same shall be in full force and effect;

                  6.2.7 the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller, and dated as of the Closing Date;

                  6.2.8 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                  6.2.9 the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 3.2.3 above; and

                  6.2.10 the Buyer shall have delivered to Seller the Purchase Consideration.

The Seller may waive any condition specified in this Section 6.2 if he executes a writing so stating at or prior to the Closing.

7        Remedies for Breaches of This Agreement.

         7.1 Indemnification Provisions. In the event either Party breaches (or in the event any third party alleges facts that, if true, would mean such Party has breached) any of its representations, warranties, and covenants contained herein, and provided that a claiming Party makes a written claim within a reasonable time for indemnification against the breaching Party pursuant to
Section 9.7 below, then the breaching Party agrees to indemnify the claiming Party from and against the entirety of any Adverse Consequences the claiming Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). All of the representations and warranties by the Seller contained in Section 4 (excluding Section 4.10) above shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Seller contained in Section
4.10 above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter subject to any applicable statutes of limitations; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Sellers contained in Section 4 (excluding Section 4.10) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold, and only to the extent of such excess, after taking into account any income tax benefits realizable by Buyer or it successors or survivors on account of such breach and directly attributable thereto at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences. The liability of Seller under this indemnity (except with respect to claims based on products liability arising during periods of time in which Seller is or was not the beneficiary of a products liability insurance policy) shall not exceed the total value of the Purchase Consideration, as defined in Section 2.2 above, as of the closing, together with all cumulated or paid dividends thereon. Notwithstanding anything contrary contained in this Section 7.1, Buyer shall not be entitled to make any claim under the provisions of this Section 7.1 in respect of Adverse Consequences accruing or incurred in the ordinary course of business of the Company subsequent to the Closing Date. Notwithstanding the foregoing, neither Party shall be required to indemnify the other with respect to any breach of warranty, representation, agreement or covenant contained herein or in the attached documents unless the Party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the Party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee which shall serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitor shall have the election to join in the defense of any such claim and the Indemnitee shall not settle or compromise any such claim unless it shall have first obtained the written consent of the Indemnitor or unless suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to the Indemnitor of such suit, to take action to defend the same; provided however, that the Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee unless such failure causes a material prejudice to the Indemnitor.

         7.2      Matters Involving Third Parties.

                  7.2.1 If any third party shall notify either Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  7.2.2 An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) such equitable relief sought by the Third Party Claim, if any, would not, if granted, result in a material adverse effect on the Indemnified Party's business, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  7.2.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.2.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  7.2.4 In the event any of the conditions in Section 7.2.2 above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not obtain the consent of the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

         7.3 Character of Indemnification Payments. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Consideration.

         7.4 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) either Party may have with respect to the Company or the transactions contemplated by this Agreement. The Seller hereby agrees that it will not make any claim for indemnification against the Company by reason of the fact that he or it was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

8        Certain Tax Matters.

         8.1 Section 338 Election. At the Buyer's option, the Company and the Seller will join with Buyer in making an election under Code Section 338 of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338 Election"). Seller will include any income, gain, loss, deduction, or other tax items resulting from the Section 338 Election on his Tax Returns to the extent permitted by applicable law. Seller shall also pay any Tax imposed on the Company or its Subsidiaries attributable to the making of the Section 338 Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Reg. Section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's or its Subsidiaries' gain, and Seller shall indemnify Buyer, the Company and its Subsidiaries against any Adverse Consequences arising out of any failure to pay any such Taxes.

         8.2 Allocation of Purchase Price. Buyer, the Company and Sellers agree that the Purchase Price and the liabilities of the company and its qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its qualified subchapter S subsidiaries for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto. Buyer, the Company, the Company's Subsidiaries, and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         8.3 S Corporation Status. The Company and Seller will not revoke the Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and Seller will not take or allow any action other than the sale of the Company's stock pursuant to this agreement that would result in the termination of Target's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

         8.4 Tax Periods Ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each Tax Return described in the preceding sentence prior to filing.

         8.5      Cooperation on Tax Matters.

                  8.5.1 Buyer, the Company and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree
(i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, the Company and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  8.5.2 Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed including, but not limited to, with respect to the transactions contemplated hereby.

         8.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

         8.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees including any penalties and interest incurred in connection with this Agreement including any corporate-level gains tax triggered by the sale of the Company stock, Connecticut Transfer Tax and any similar tax imposed in other states or subdivisions, shall be paid by the Seller when due, and Seller will, at his own expense, fill all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9        Miscellaneous.

         9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Buyer will use its reasonable best efforts to advise the Seller prior to making the disclosure).

         9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                        Copies to:

         John O'Connor, President                 Alexander W. Samor, Esq.
         c/o Eastern Equipment Brokers, Inc.      Kleban & Samor, P.C.
         10 Island Brook Avenue                   2425 Post Road, P.O. Box 763
         Bridgeport, Connecticut, 06606           Southport, Connecticut 06490
         Telephone (203) 330-2891                 Telephone (203) 254-8920

         If to the Buyer:                         Copy to:

         Marvyn Budd, President                   Stanley Moskowitz, Esq.
         Officeland Inc.                          Moskowitz Altman & Hughes LLP
         312 Dolomite Drive                       11 East 44th Street, Suite 504
         Downsview, Ontario, Canada M3J 2N2       New York, NY 10017
         Telephone (416) 736-4000                 Telephone (212) 953-1121

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. The Parties agree to the exclusive jurisdiction of the courts of (i) New York or the United States District Court for the Southern District of New York in the event an action is commenced hereunder by the Seller ; or (ii) Connecticut or any United States District Court sitting in Connecticut in the event an action is commenced hereunder by Buyer. Each of the Parties hereto agrees that process may be served upon them in any manner authorized by the laws of the jurisdiction determined in accordance with the previous sentence and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party to be charged. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.11 Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Seller hereby assumes and agrees to reimburse the Company within five days of the Closing Date for (i) all sums in excess of $45,000 paid by the Company prior to the Closing for legal fees and expenses and
(ii) all sums in excess of $45,000 paid by the Company prior to the Closing for accounting fees and expenses. The Seller agrees that the Company has not borne and will not bear any of the Seller's costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         9.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.14 Specific Performance. Seller acknowledges and agrees that the Buyer would be damaged irreparably in the event Seller breaches his covenant not to compete set forth in Section 5.5 above and in his Employment Agreement. Accordingly, Seller agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of said covenant not to compete and to enforce specifically said covenant not to compete in any action instituted in any state or federal court sitting in the State of Connecticut.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement made effective as of January 1, 1999.

Officeland Inc.

By: /s/ Marvyn Budd                                    /s/ John O'Connor
    -----------------------                            -----------------
     Marvyn Budd, President                            John O'Connor


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